Exhibit 10.6.1

FORM OF

MASTER LICENSE AGREEMENT

This Master License Agreement Number              (this “Master License Agreement”), with an “Effective Date” of                     , 200—, is made by and between Artisan Components, Inc., a Delaware corporation, with its principal place of business at 141 Caspian Court, Sunnyvale, California 94089 (hereinafter referred to as “Artisan Components”), and                                          , a              corporation with its principal place of business at                                           (hereinafter referred to as “Licensee”).

1. DEFINITIONS

1.1 “Affiliate” means any corporation or other business entity in which, but only for so long as, Licensee owns or controls directly or indirectly, at least 51% of the outstanding stock or other voting rights entitled to elect directors.

1.2 “ArtiScan Software” means software developed and owned by Artisan Components which enables the tracking of use of Artisan Components intellectual property (such as the Licensed Products) in integrated circuit products.

1.3 “Back-End Views” means the library element physical design and related documentation deliverables, whether in object code, reconfigurable binary, ASCII data, binary data, or any other form, as identified in Appendix A-1 to the Product Schedule.

1.4 “Competitor of Artisan Components” means any company or entity that develops and/or markets for commercial purposes standard cells, I/O cells and/or embedded memories, including but not limited to the companies listed in Appendix D-1 to the Product Schedule.

1.5 “Design” means any integrated circuit, integrated circuit mask, design database or graphical representation of a design database containing representations of Licensed Product(s) (or portions thereof) or designed with data from Licensed Product(s) from Artisan Components in any of its various formats, including but not limited to: circuit schematics, ASCII or binary data, logic diagrams, simulation models, physical layout, hardware description languages, timing characteristics and netlists.

1.6 “Front-End Views” means the library element timing, simulation models, logical symbols, floor planning abstracts and related documentation deliverables as identified in Appendix A-1 to the Product Schedule.

1.7 “Internal Use Documentation” means the Internal Use Documentation, if any, listed in Appendix A-1 to the Product Schedule. The Internal Use Documentation is Confidential Information of Artisan Components and may not be disclosed or distributed to third parties.

1.8 “License Agreement” shall have the meaning set forth in Section 2.1.

1.9 “License Agreement Effective Date” means the License Agreement Effective Date as set forth in the Product Schedule.

1.10 “License Fees” shall have the meaning set forth in Section 7.2.

1.11 “Licensed Product(s)” means the products described in Appendix A-1 to the Product Schedule, and any Updates thereto, whether in object code, reconfigurable binary, ASCII data, binary data or any other form. Licensed Product(s) includes the Back-End Views, Front-End Views and Internal Use Documentation.

1.12 “Licensee’s Manufacturing Site(s)” means manufacturing facilities for integrated circuits owned by Licensee.

1.13 “Master Agreement Effective Date” means the “Effective Date” for this Master License Agreement as set forth in the preamble hereof.

1.14 “Process Information” means the electronic documentation set forth in the table in Section III of Appendix A-1 to Product Schedule No. 1.

1.15 “Product Schedule” means a Product Schedule in the form of Exhibit D, signed by Artisan Components and Licensee and incorporating, by reference, the terms and provisions of this Master License Agreement.

1.16 “Required Data” shall have the meaning set forth in Section 2.7.

1.17 “Update(s)” means any error correction to a Licensed Product made by or for Artisan Components, which Artisan Components provides to Licensee under the maintenance as described in Appendix C-1 to the Product Schedule, if applicable, and any other modification of a Licensed Product made by or for Artisan Components, which Artisan Components in its sole discretion releases to its licensees free of charge. Updates shall not include any new or additional features, enhancements, or options which increase the basic functionality of the Licensed Product, for which Artisan Components charges a separate or additional fee.

1.18 “Usage, Using, Use or Used” means the transmitting, processing, storing, designing with or displaying of any portion of the Licensed Product(s) through the use of computer and/or video equipment and/or other utilization of any portion of the Licensed Product(s), in each case solely for the purpose of creating Designs and manufacturing Wafers at Licensee’s Manufacturing Site(s). “Usage, Using, Use or Used” does not include the modifying of any Licensed Product(s) or portion thereof, and no rights or licenses to modify any Licensed Product(s) or portion thereof are granted hereunder.

1.19 “Wafer” shall mean a combination of die in whole or in part manufactured Using all or any portion of the Licensed Product(s) and/or a combination of die that in whole or in part is made up of, incorporates or is based upon any portion of a Design and/or Licensed Product(s).

2. LICENSE GRANT AND RELATED TERMS

2.1 Each Product Schedule shall constitute a separate and independent License Agreement (a “License Agreement”), which shall incorporate by reference the terms and conditions of this Master License Agreement; the original of such License Agreement shall consist of the signed Product Schedule and a copy of this Master License Agreement. Capitalized terms used, but not defined, in this Master License Agreement have the meanings given to such terms in the Product Schedule.

2.2 Subject to the terms and conditions stated herein, upon full satisfaction of Licensee’s obligations to pay the License Fees, Artisan Components grants to Licensee a non-transferable, non-exclusive, royalty-bearing license, for the License Agreement Term set forth in the Product Schedule, to:

(a) Use the Licensed Products to develop, derive or otherwise create one or more Designs and mask sets that embody such Designs, including but not limited to the right to execute, distribute internally, and reproduce the Licensed Products in support of such use, provided such Designs are manufactured at Licensee’s Manufacturing Site(s); and

(b) manufacture, at Licensee’s Manufacturing Site(s), Wafers based on designs created by End Users (as defined in Section 1.1 of Exhibit C) using the Licensed Products, pursuant to Artisan Components’ distribution of the Licensed Products to End Users as provided in Section 2.3 and Exhibit C.

2.3 Artisan Components will have sole responsibility for end user distribution of the Licensed Products. The parties will execute an addendum to this Master License Agreement in the form of Exhibit C which sets forth the terms and conditions for such end user distribution. Artisan Components will, pursuant to such end user distribution terms, distribute the Front-End Views and Back-End Views to third party entities who are not Competitors of Artisan Components, and only (i) as needed for the purpose of supporting Licensee’s IC design and manufacture business as it relates to Wafers; or (ii) for such third parties to internally use the Front-End Views and/or Back-End Views to design integrated circuits for manufacture by Licensee pursuant to the terms and conditions of this Master License Agreement.

2.4 Certain elements of the Licensed Product(s) may be provided in files/data formatted for use with or by certain third party tools/products. No license to any third party tools/products is granted to Licensee by Artisan Components. Licensee must ensure that it and any parties it authorizes to Use the Licensed Product(s) in accordance with the License Agreement have the necessary licenses and rights to use the third party tools/products to utilize the Licensed Product(s).

2.5 Except as expressly set forth in Sections 2.2 above, no rights or licenses to the Licensed Product(s), implied or express, are granted to Licensee. Licensee acknowledges and agrees that: (a) unauthorized reproduction, electronic transfer or other use of Licensed Product(s) which is not expressly authorized by this Section 2 is a breach of a material obligation of this Master License Agreement and the License Agreement; and (b) in the event that unauthorized copies of Licensed Product(s) are made and/or Used by Licensee, its Affiliates, and Artisan

Components elects not to terminate the License Agreement pursuant to Section 10 hereof, Licensee shall by virtue of such act(s) be deemed to order and accept a license for and shall pay Artisan Components the list price and applicable royalties and support fees for each such unauthorized reproduction, electronic Use, other unauthorized Use, or transfer of Licensed Product(s). These fees shall be Artisan Components’ published list prices and applicable royalties and support fees existing on the date such unauthorized use first occurred. License Fees, support fees and previously accrued royalties shall be due, for purposes of Section 7, thirty (30) days following discovery by Artisan Components of such unauthorized use.

2.6 In the event that Artisan Components reasonably deems itself insecure with respect to Licensee’s compliance with the foregoing provisions, Licensee shall, within ten (10) days of written notification provide written certification by a duly authorized officer of the compliance with the terms of this Section 2 to Artisan Components.

2.7 Licensee agrees to provide Artisan Components with the data required from Licensee (“Required Data”) identified in Appendix A-1 to the Product Schedule (process information) and Licensee authorizes Artisan Components to use such data/information for purposes of the License Agreement. Licensee represents and warrants that it is authorized to provide to Artisan Components, and authorizes Artisan Components to use, the Required Data. Licensee shall indemnify, defend and hold harmless Artisan Components from and against any and all claims, losses, damages and liabilities arising out of or in connection with Licensee’s and its Affiliates’ Use of the Licensed Product(s); the manufacture, Use or sale of Wafers; Licensee’s negligence or willful misconduct; and Artisan Components’ use of the Required Data.

3. SUPPORT CONDITION, SILICON DEBUGGING AND PRODUCT ENGINEERING

3.1 In consideration for the technical support and maintenance fees, if any, described in Appendix B-1 to the Product Schedule, Artisan Components will provide Licensee with the technical support and maintenance described in Appendix C-1 to the Product Schedule, if applicable, for the Licensed Product(s). Such technical support and maintenance is available on an annual basis only. Artisan Components reserves the right to change the technical support and maintenance fees upon prior notice for any subsequent annual period.

3.2 The design and verification techniques for the Licensed Product(s) used by Artisan Components depend on the accuracy of models, flows and design tools; some of which are provided by Artisan Components’ licensees and their target foundries. Due to practical limits on the accuracy of these models, flows and design tools, the fabricated silicon behavior may not always agree with that predicted. In these cases, Artisan Components will assist Licensee in silicon debugging and product engineering at Artisan Components’ then current standard hourly rate plus applicable expenses. Silicon debugging and product engineering do not fall under the technical support and maintenance set forth in Section 3.1 above. To the extent Artisan Components provides any silicon debugging or product engineering, or otherwise provides Licensee with any revisions and/or enhancements to the Licensed Product(s), except as otherwise agreed upon, such revisions and/or enhancements shall be Licensed Product(s) subject to the terms and conditions of the License Agreement.

4. TERM

This Master License Agreement is effective as of the Master Agreement Effective Date and shall remain in full force and effect for a period of five (5) years, unless earlier terminated as provided herein. Unless earlier terminated as provided herein, this Master License Agreement will automatically renew at the end of each term for consecutive one (1) year renewal periods, unless either party notifies the other at least forty-five days prior to the end of the then current term that it does not desire this Master License Agreement to renew for another year. Each License Agreement shall set forth a License Agreement Term which shall be applicable to it.

5. ORDER, CHANGES AND DELIVERY TERMS

5.1 All orders for Licensed Product(s) shall be evidenced by a Product Schedule executed by Licensee and Artisan Components, and in connection therewith, Licensee may issue to Artisan Components a written purchase order. Except as otherwise agreed in writing signed by an officer of Artisan Components, nothing contained in any purchase order submitted by Licensee will in any way modify, delete or add any terms or conditions to said purchases and licenses, and Licensee hereby waives such purchase order provisions.

5.2 Changes to the scope of work either requested by and/or necessitated by Licensee’s specifications will be evaluated for both schedule and price impact. Licensee will be asked to complete an Engineering Change Order Request Form, an “ECO,” and submit it to Artisan Components for review. Licensee will identify a single contact person that is authorized to legally bind Licensee to ECOs (“Licensee ECO Contact”). After review of the ECO by Artisan Components, Artisan Components will notify the Licensee ECO Contact in writing on its ECO Response Form of any schedule and/or price changes. The Licensee ECO Contact must provide written acceptance or refusal of the terms and conditions of the ECO Response Form within five (5) days of having been so notified. Failure to do so will cause Artisan Components to proceed with the project as if the Licensee’s ECO Request Form had never been received. If Licensee’s written notice is one of acceptance of the new schedule and/or prices, then the ECO will be deemed an amendment to the License Agreement pursuant to Section 22.4 hereof. Sample ECO Request and ECO Response Forms are attached as Exhibits A and B.

6. OWNERSHIP

6.1 Subject to the licenses granted herein, Artisan Components and its licensors retain all of their rights, title and interest in and to the Licensed Product(s) and the ArtiScan Software and all patent rights, trademarks, trade secrets, copyrights, mask work rights and all other proprietary rights therein or relating thereto. Except for the licenses granted in Section 2, no other grants of licenses or rights to Licensee shall be implied from this Master License Agreement or the License Agreement. Licensee will reproduce, and will not alter or mark over, all proprietary notices of Artisan Components on the Licensed Product(s) and the ArtiScan Software.

6.2 Subject to Artisan Components’ ownership of the Licensed Product(s) and the ArtiScan Software, Licensee shall retain all of its ownership rights to Designs created through the Use of the Licensed Product(s) and the ArtiScan Software.

6.3 Except for Licensee’s process information disclosed to Artisan Components under this Master License Agreement or the License Agreement, Artisan Components will have the irrevocable royalty-free right to use in the Licensed Product(s), and any other products offered or distributed by Artisan Components, any Licensee contribution or voluntarily disclosed information provided to Artisan Components under the Master License Agreement or the License Agreement, except for Confidential Information of Licensee, which shall be subject to the confidentiality obligations set forth in Section 15 of this Agreement.

7. PAYMENT TERMS AND TAXES

7.1 Except as expressly specified herein, all payments submitted by Licensee to Artisan Components under the License Agreement shall be absolute, unconditional, noncancellable, non-refundable and noncreditable.

7.2 Unless otherwise mutually agreed in writing, with respect to Licensed Product(s) ordered under the License Agreement, Licensee shall pay to Artisan Components thirty-five percent (35%) of the total license fee(s) set forth in Appendix B-1 to the Product Schedule (the total amount of license fees set forth in Appendix B-1 to the Product Schedule shall hereinafter be referred to as the “License Fees”) upon the License Agreement Effective Date net thirty (30) days, and the remaining sixty-five percent (65%) of the License Fees (the “Remaining License Fees”) net thirty (30) days after Licensee’s receipt of each Licensed Product(s); provided, that if an ECO with a price increase shall have been accepted by Licensee, Licensee shall pay such amounts at such times as set forth therein. The foregoing provisions of this Section 7.2 shall not limit the provisions of Section 7.3. Licensee also shall pay to Artisan Components all amounts set forth in Section 2.5 with respect to unauthorized Use of Licensed Product(s). Upon the Effective Date, Licensee shall deliver to Artisan Components an irrevocable standby letter of credit in the amount of the Remaining License Fees (the “Letter of Credit”). Artisan Components’ will have no obligations under the Master License Agreement or the License Agreement until it receives the Letter of Credit. The Letter of Credit, and the bank chosen to issue the Letter of Credit must be approved in advance by Artisan Components. Such approval may not be unreasonably delayed or withheld. Licensee shall pay all bank charges for such Letter of Credit.

7.3 As a material condition to this Master License Agreement, within thirty (30) days after the end of each calendar quarter, Licensee further shall pay to Artisan Components the running royalties with respect to Wafers, as set forth in Appendix B-1 to the Product Schedule. Royalty calculations are made based on Wafers manufactured, and payment is to be made at the end of the calendar quarter based on Wafers manufactured in such calendar quarter. Licensee agrees to use the ArtiScan Software and to require its customers to complete “IP Declaration Forms” or a comparable form identifying whether or not Artisan Licensed Product(s) were used in designs submitted to Licensee for manufacture. However, these methods of tracking the use of the Licensed Product(s) are identified herein as minimum practices which Licensee must use. Licensee is responsible for implementing its own tracking system to track all Wafers that in whole or in part are made up of, incorporate or are based upon any portion of a Design and/or Licensed Product(s). Full royalty payment for each quarter is due no later than thirty (30) days after the end of each calendar quarter. Licensee shall also submit to Artisan Components no later than thirty (30) days after the end of each calendar quarter, a quarterly report stating (a) the part number (and former part number if the number has changed), Project identifier, process generation and process variant for each Wafer manufactured that quarter, (b) the number of Wafers manufactured during such calendar quarter, including size of Wafer(s), tape-out type, Project, and manufacturing start date, (c) the full customer name and identifying for which the Wafers were manufactured, (d) the Wafer price used in the royalty calculation and the royalties payable under the License Agreement for such calendar quarter; (e) data and supporting calculations used by Licensee to compute the royalties payable by Licensee to Artisan Components with respect to such calendar quarter, including but not limited to ArtiScan Software tag reader identifier and identification of the Licensed Product(s) used in each Wafer; and (f) other information as mutually determined by the parties. The report shall be submitted to Artisan in electronic form (Artisan will provide Licensee a template for the report), with a confirming hard copy which shall be certified by a duly authorized officer of Licensee as the complete and accurate report of all Project Usage Fees and royalties due from Licensee to Artisan Components during the relevant quarterly period. Licensee represents and warrants that it is authorized to provide the information contained in the quarterly reports submitted to Artisan Components, and that Artisan Components may consult with Licensee’s customers to confirm the information contained in the report.

7.4 Licensee further shall pay to Artisan Components the technical support and maintenance fees as set forth in Appendix B-1 to the Product Schedule.

7.5 All invoices will be mailed to Licensee’s address specified in the opening paragraph of this Master License Agreement, unless specified otherwise in the applicable Product Schedule or purchase order.

7.6 Any and all amounts payable under the License Agreement do not include any government taxes (including without limitation sales, use, excise, and value added taxes) or duties imposed by any governmental agency that are applicable to the export, import, or purchase of the Licensed Product(s) (other than taxes on the net income of Artisan Components), and Licensee shall bear all such taxes and duties. When Artisan Components has the legal obligation to collect and/or pay such taxes, the appropriate amount shall be added to Licensee’s invoice and paid by Licensee, unless Licensee provides Artisan Components with a valid tax exemption certificate authorized by the appropriate taxing authority.

7.7 All payments by Licensee specified in the License Agreement are expressed as net amounts and shall be made free and clear of, and without reduction for, any withholding taxes. Any such taxes which are otherwise imposed on payments to Artisan Components shall be the sole responsibility of Licensee. If any applicable law requires Licensee to withhold amounts from any payments to Artisan Components under the License Agreement, (i) Licensee shall effect such withholding, remit such amounts to the appropriate taxing authorities and promptly furnish Artisan Components with tax receipts evidencing the payments of such amounts, and (ii) the sum payable by Licensee upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after such deduction or withholding, Artisan Components receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount Artisan Components would have received and retained in the absence of such required deduction or withholding.

7.8 With respect to Wafers and License Fees, royalties and other amounts which are payable to Artisan Components under the License Agreement and as a material condition to this Master License Agreement and the License Agreement, Licensee shall keep complete and accurate books and records including but not limited to supporting documentation for the royalty calculations and manufacturing records, records of Licensee’s internal royalty-tracking system, records generated by the ArtiScan Software, “IP Declaration Forms,” and any other information reasonably requested by Artisan Components or its designee, including but not limited to sales records including records of total sales volume. These records shall be retained for a period of four (4) years from the date of payment, notwithstanding the expiration or termination of the License Agreement. As a material condition to this Master License Agreement and the License Agreement, Licensee agrees to permit its books and records to be examined by Artisan Components or its designee from time to time, subject to the confidentiality provisions set forth in this Master License Agreement (i.e., Artisan Components will treat the information obtained in the audit as Confidential Information of Licensee. Licensee expressly acknowledges and agrees that, in the event a third party is used to conduct or assist with the audit, Licensee may not, by nondisclosure agreement or otherwise, restrict the information that the third party may disclose to Artisan Components), during normal business hours, to verify the accuracy of the License Fees, royalties and other amounts paid to Artisan Components under the License Agreement. Licensee shall, and shall cause its employees and other personnel to, fully cooperate with Artisan Components (and its designee, if applicable) so that any such audit is completed in a thorough and prompt manner. Prompt adjustment, no later than fourteen (14) calendar days from Artisan Components’ written notice, shall be made by Licensee corresponding to the net amount of any underpayment of any and all License Fees, royalties and other amounts disclosed by such examination, plus interest thereon as provided in Section 7.10 below, with respect to the reporting period reviewed and in a comparable amount for all prior reporting periods. If Licensee does not fully comply with this provision upon fourteen (14) days written notice from Artisan Components, or if such an examination reveals an underpayment of more than five percent (5%), then Licensee shall promptly reimburse Artisan Components for the cost of such examination.

7.9 All payment amounts stated in the License Agreement, and all payments to be made under the License Agreement, shall be in U.S. Dollars. If any currency conversion shall be required in connection with the calculation of amounts payable under the License Agreement, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal for the last business day of the calendar quarter to which such payment pertains.

7.10 Artisan Components reserves the right to charge Licensee, and Licensee agrees to pay, interest on late payments under the License Agreement, including royalty payments which are not made on time pursuant to Section 7.3 above, at the lesser rate of (i) one (1) percent of the overdue amount per month, or (ii) the maximum permitted by applicable law.

7.11 Licensee hereby designates the following individual employees of Licensee as the primary and secondary contacts with Artisan Components regarding Licensee’s payment, royalty and reporting obligations under this Agreement. Licensee represents that the following individuals have responsibility and authority within Licensee’s organization to ensure Licensee’s compliance therewith, and that Licensee’s contacts identified herein will promptly respond to any requests by Artisan Components regarding payments, royalties and reporting obligations.

Licensee Primary Contact:	Name:
Address:

Telephone:
Facsimile:
E-mail:
Licensee Secondary Contact:	Name:
Address:

Telephone:
Facsimile:
E-mail:

8. ARTISCAN SOFTWARE

8.1 Within a reasonable period of time following the Effective Date, Artisan Components will deliver to Licensee one (1) copy of the current version of the ArtiScan Software in executable form. Subject to the terms and conditions set forth herein, Artisan Components hereby grants to Licensee a non-exclusive, non-transferable, fully-paid, royalty-free worldwide right and license to use the ArtiScan Software internally for the purposes of tracking the use of the Licensed Products in Licensee’s integrated circuit products.

8.2 Licensee agrees to use the ArtiScan Software to track the use of the Licensed Products in Licensee’s integrated circuit products, and to deliver to Artisan Components on a monthly basis the previous month’s reports generated using the ArtiScan Software. Licensee agrees to implement and use the most current version of the ArtiScan Software provided by Artisan Components to Licensee, and to implement new versions within a reasonable period of time, no more than thirty (30) days, after delivery by Artisan Components to Licensee. Licensee acknowledges and agrees that its obligation to pay royalties to Artisan Components is an independent obligation and is not limited by the information obtained through Licensee’s use of the ArtiScan Software.

8.3 Artisan Components agrees to provide reasonable assistance, not to exceed twenty (20) hours, to Licensee in integration and implementation of the ArtiScan Software as a part of Licensee’s development process, and to provide training to Licensee personnel in the use of the ArtiScan Software.

9. EXPORT RESTRICTIONS

This Master License Agreement, the License Agreement, the Licensed Product(s), Wafers, and the rights granted under the License Agreement are subject to any and all laws, regulations, orders or other restrictions relative to export, re-export or redistribution of the Licensed Product(s) that may now or in the future be imposed by the government of the United States or foreign governments. Licensee agrees to comply with all such applicable laws and regulations.

10. TERMINATION

10.1 Artisan Components shall have the right, in its sole discretion, to terminate this Master License Agreement and any or all License Agreements and the licenses granted hereunder, upon the occurrence of any of the following events: (a) the failure or neglect of Licensee to pay Artisan Components any sums or amounts due under any License Agreement in a timely manner where such delinquency is not fully corrected within twenty (20) days of Artisan Components’ written demand; or (b) the failure or neglect of Licensee to observe, keep, or perform any of the material covenants, terms or conditions of this Master License Agreement or any License Agreement where such non-performance is not fully remedied by Licensee within thirty (30) days of Artisan Components’ written demand, including but not limited to any breach of Section 7.2, 7.7 or 7.8 hereof (provided that, with respect to Section 7.8, the fourteen (14) day cure periods shall apply as stated therein); or (c) any breach of Section 2.2, 2.3, 2.4 or 2.5 hereof (effective immediately upon written notification, at Artisan Components’ option); or (d) the filing of a petition for Licensee’s bankruptcy which is not discharged within sixty (60) days, whether voluntary or involuntary, or an assignment of Licensee’s assets made for the benefit of creditors, or the appointment of a trustee or receiver to take charge of Licensee’s business for any reason, or Licensee becoming insolvent or ceasing to conduct business in the normal course.

10.2 The provisions of Sections 2.7, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, and 21 shall survive the expiration and any termination of this Master License Agreement and any License Agreement.

10.3 Upon the effective date of termination of the License Agreement, Licensee shall cease to Use and shall either destroy or return to Artisan Components all of the Licensed Product(s), Wafers in Licensee’s possession or under Licensee’s control, Documentation, and copies thereof, together with Licensee’s written certification by a duly authorized officer, that the Licensed Product(s), Wafers in Licensee’s possession or under Licensee’s control, and Documentation and all copies thereof are no longer in Use and have been returned to Artisan Components or destroyed.

10.4 Upon the effective date of termination of the License Agreement, Licensee shall make prompt payment in full to Artisan Components for all amounts then due plus the present value (discounted at the lesser of: (a) the then current one year U.S. Treasury Bill Rate and (b) the one year U.S. Treasury Bill Rate as of the License Agreement Effective Date) of the unpaid balance of the License Fees as set forth in Appendix B-1 to the Product Schedule, together with any applicable Taxes.

10.5 Termination of this Master License Agreement or any License Agreement under this Section 10 shall be in addition to, and not a waiver of, any remedy at law or in equity available to Artisan Components arising from Licensee’s breach of this Master License Agreement or any License Agreement.

11. WARRANTIES

11.1 Upon the execution of this Master License Agreement and the Product Schedule, Artisan Components warrants for a period of sixty (60) days from the date of delivery that the Licensed Product(s) as delivered by Artisan Components shall be free from defects in media and shall substantially conform to the material specifications of the Process Information. Artisan Components does not warrant that the use of the Licensed Product(s) will be uninterrupted or error free. In the event of any nonconformance of the Licensed Product, Licensee shall promptly notify Artisan Components in writing, and provide Artisan Components with evidence and documentation which reproduces the claimed error and resultant output from the execution or use of such code or data. Artisan Components’ sole obligation and Licensee’s exclusive remedy under this warranty shall be limited to use of its commercially reasonable efforts to correct such defects and provide the corrections to Licensee. Artisan Components’ warranty obligations under the License Agreement will not apply to failure by the Licensed Product(s) to comply with the limited warranty herein due to accident, neglect, abuse, acts of God or misapplication, modifications by Licensee or due to models, flows, design tools or any other information provided by Licensee to Artisan Components under this Master License Agreement or the License Agreement. Further, any silicon debugging or product engineering provided by Artisan Components pursuant to Section 3.2 above is provided “AS IS.”.

11.2 EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 11, ARTISAN COMPONENTS AND ITS LICENSORS DO NOT MAKE ANY EXPRESS, IMPLIED OR STATUTORY WARRANTIES, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, TRADE USAGE OR TRADE PRACTICE.

12. PATENT AND COPYRIGHT INDEMNIFICATION

12.1 Artisan Components shall, at its own expense, defend or at its option, settle any claim, suit or proceeding brought by a third party against Licensee for direct infringement of any valid copyright or United States patent of such third party, by virtue of Licensee’s authorized Use of any of the Licensed Product(s) pursuant to the terms of the License Agreement and shall pay any settlement amounts or damages finally awarded in such claim, suit or proceeding; provided that Licensee: (a) promptly notifies Artisan Components in writing of such claim, suit or proceeding, (b) gives Artisan Components sole control over the defense and/or settlement of such claim, suit or proceeding; and (c) reasonably cooperates and provides all available information, assistance and authority to defend or settle the claim, suit or proceeding. Artisan Components shall not be liable for any costs, expenses, damages or fees incurred by Licensee in defending such action or claim unless authorized in advance in writing by Artisan Components.

Furthermore, Artisan will have no liability for any infringement claim to the extent it (i) is based on modification of a Licensed Product other than by Artisan, with or without authorization; or (ii) results from failure of Licensee to use an updated version of a Licensed Product; or (iii) is based on the combination or use of a Licensed Product with any other software, hardware, data, program or device not provided by Artisan if such infringement would not have arisen but for such use or combination; or (iv) results from compliance by Artisan with designs, plans or specifications furnished by Licensee; or (v) is based on any products, devices, software or applications designed or developed through use of the Licensed Products.

12.2 Any action to be brought to prevent or enjoin any third party from infringement of any patent, copyright or other proprietary rights of Artisan Components with respect to the Licensed Product(s) shall be brought exclusively by Artisan Components or Artisan Components’ designee, in Artisan Components’ sole discretion and as between Licensee and Artisan Components, at Artisan Components’ sole cost and expense.

12.3 If the Licensed Product(s) is, or in Artisan Components’ opinion is likely to become the subject of a claim, suit, or proceeding alleging infringement, Artisan Components may: (a) procure, at no cost to Licensee, the right to continue Usage of the Licensed Product; (b) replace or modify the Licensed Product, at no cost to Licensee, to make it non-infringing, provided that substantially the same function is performed by the replacement of modified Licensed Product(s), or (c) if the right to continue Usage cannot be reasonably procured for Licensee or the Licensed Product(s) cannot be replaced or modified to make it non-infringing, terminate the license of such Licensed Product(s), remove the Licensed Product(s) and grant Licensee refund credit on the License Fees attributable to such Licensed Product(s) as depreciated on a straight-line sixty (60) month basis.

12.4 The foregoing states Artisan Components’ sole obligations and entire liability with respect to any claimed infringement of the Licensed Product(s) of any intellectual property or other rights of any third party.

13. LIMITATION OF LIABILITY

13.1 IN NO EVENT WILL ARTISAN COMPONENTS OR ITS LICENSORS, AFFILIATES OR SUPPLIERS BE LIABLE FOR ANY LOSS OR DAMAGE TO REVENUES, PROFITS, OTHER ECONOMIC LOSS OR GOODWILL OR COSTS OF REPLACEMENT GOODS OR SERVICES OR ANY OTHER SPECIAL, INCIDENTAL, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND, ARISING OUT OF OR RELATING TO THIS MASTER LICENSE AGREEMENT, THE LICENSE AGREEMENT, WAFERS OR THE LICENSED PRODUCT(S), OR RESULTING FROM ARTISAN COMPONENTS’ PERFORMANCE OR FAILURE TO PERFORM PURSUANT TO THE TERMS OF THIS MASTER LICENSE AGREEMENT OR THE LICENSE AGREEMENT OR RESULTING FROM THE FURNISHING, PERFORMANCE, DELAY IN DELIVERY, OR USE OR LOSS OF USE OF ANY LICENSED PRODUCT(S) OR OTHER MATERIALS DELIVERED TO LICENSEE HEREUNDER, HOWEVER CAUSED AND WHETHER BASED IN BREACH OF CONTRACT, BREACH OF WARRANTY, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER THEORY OF LIABILITY. THE FOREGOING LIMITATIONS SHALL APPLY EVEN IF ARTISAN COMPONENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.

13.2 Artisan Components and its licensors’, Affiliates and suppliers’ aggregate liability to Licensee under this Master License Agreement and the License Agreement shall be limited to the License Fees actually paid by Licensee to Artisan Components for the Licensed Product(s) in question. The existence of more than one claim will not enlarge or extend this limit.

14. RELEASE OF PERFORMANCE INFORMATION

Licensee shall not distribute, externally or to third parties, any reports or statements that directly compare the speed, functionality or other performance results of the Licensed Product(s) with any other products of Licensee or any third party that are similar to the Licensed Product(s) without the prior written approval of Artisan Components.

15. PUBLICITY; CONFIDENTIALITY

15.1 Except to the extent required by applicable law, neither party shall announce or publicly disclose the terms or conditions of this Master License Agreement or the License Agreement without prior written approval from the other party; provided, however, that either party shall have the right to publicly disclose the following: (a) that Licensee is a customer of Artisan Components, (b) that Artisan Components has provided the Licensed Product(s) to Licensee and that the Licensed Product(s) were Used in the development of the Wafers, or (c) a product description of the Licensed Product(s) as contained in Artisan Components’ standard product literature.

15.2 The parties acknowledge that by reason of their relationship to each other hereunder, each may have access to certain information and materials concerning the other’s business, plans, customers, technology and products that is confidential to that other party. Such information and materials will be marked as “Confidential” or “Proprietary” or otherwise clearly identified as confidential or proprietary (“Confidential Information”). In the event such disclosure is initially oral or visual and not reduced to writing, it shall be summarized or identified in a written document, which shall be marked with an appropriate legend such as “Confidential” or “Proprietary” and provided to the other party within thirty (30) days following such disclosure. Notwithstanding the foregoing, the Licensed Product(s) are Confidential Information of Artisan Components regardless of whether they are marked confidential or proprietary and/or summarized in a writing. Each party agrees that except as may otherwise be stated herein, it shall not use, except to perform its obligations and/or to exercise its rights and licenses specified under this Master License Agreement or the License Agreement, nor disclose to any third party (except to Affiliates, contractors and consultants who are under an obligation of confidentiality, solely as needed to carry out the party’s obligations under this Master License Agreement or the License Agreement and subject to the other terms and conditions of this Master License Agreement and the License Agreement), any such Confidential Information revealed to it by the other party. Each party shall take reasonable precautions to protect the confidentiality of such information, which in any event will be no less than what it takes with respect to its own similar confidential information.

15.3 Information shall not be deemed Confidential Information hereunder if such information:

(i) is known to the recipient at the time of disclosure;

(ii) hereafter becomes known (independently of disclosure by the providing party) to the recipient directly or indirectly from a source other than one having an obligation of confidentiality to the providing party;

(iii) becomes publicly available or otherwise ceases to be secret or confidential, except through a breach of this Master License Agreement or the License Agreement by the recipient;

(iv) was independently developed by the recipient without use of the disclosing party’s Confidential Information;

(v) is required to be disclosed pursuant to any statutory or regulatory authority, provided the disclosing party is given prompt notice of such requirement and the scope of such disclosure is limited to the extent possible;

(vi) is required to be disclosed by a court order, provided the disclosing party is given prompt notice of such order and provided the opportunity to contest it; or

(vii) is reasonably necessary to disclose in order to enforce this Master License Agreement or the License Agreement.

15.4 As to each item of Confidential Information, the provisions of this Section 14 will continue for three (3) years following first receipt of such information, except for the Licensed Product(s), for which the provisions of this Section 15 will continue for five (5) years following any termination or expiration of the License Agreement.

16. GOVERNING LAW AND VENUE

This Master License Agreement and the License Agreement shall be governed by and construed in accordance with the laws of the State of California, USA, without regard to the conflict of laws provisions thereof. Neither this Master License Agreement nor the License Agreement will be governed by the United Nations Convention of Contracts for the International Sale of Goods, the application of which is hereby expressly excluded. Venue for all disputes arising out of or relating to this Agreement shall lie exclusively with the state and federal courts sitting in Santa Clara County, California, USA, and Licensee hereby consents and waives any objection to the jurisdiction of such courts for such disputes.

17. ASSIGNMENT

Neither this Master License Agreement nor the License Agreement nor any rights or obligations hereunder or thereunder, in whole or in part, shall be assignable by operation of law or otherwise, or otherwise transferable, by Licensee except upon prior written approval of

Artisan Components. Such approval shall not be unreasonably withheld. Any unauthorized attempt by Licensee to assign or transfer this Master License Agreement or the License Agreement or any rights or obligations hereunder or thereunder shall be null and void. Artisan Components may sell or assign the License Fees and any technical support and maintenance fees owing under the License Agreement to third parties (each, “Assignee”). Upon written notice to Licensee that the right to such License Fees and technical support and maintenance fees has been assigned, in whole or in part, Licensee shall, if requested, pay all assigned amounts directly to Assignee. Licensee shall pay to Assignee all License Fees and technical support and maintenance fees due and payable, but shall pursue any claims against Artisan Components. Licensee waives and agrees it will not assert against Assignee any abatement, set-off, claim, counterclaim, adjustment, reduction or defense it may have against Artisan Components for any reason, including, but not limited to, any claims (a) that Artisan Components failed to perform under this Master License Agreement or the License Agreement or (b) based on the termination of this Master License Agreement or the License Agreement. Licensee waives all rights to make any claim against Assignee for any loss or damage to the Licensed Product(s) or breach of any warranty, express or implied, as to any matter whatsoever, including but not limited to the Licensed Product(s) and service performance, functionality, features, merchantability or fitness for a particular purpose, or any indirect, incidental or consequential damages or loss of business. Subject to the foregoing, this Agreement will be binding upon and inure to the benefits of the parties hereto, their successors and assigns.

18. NOTICE

Any notices required to be given pursuant to this Master License Agreement or the License Agreement shall be in writing, sent via certified mail, return receipt requested, express overnight courier, or by facsimile (a confirmed copy of which to be sent promptly by mail to addressee) to the address of Artisan Components or Licensee as set forth below or to such other address as may be specified from time to time by notice in writing, and such notice shall be deemed to have been received on the earlier of (a) the date when actually received or (b) if by facsimile, when the sending party shall have received a facsimile confirmation that the message has been received by the receiving party’s facsimile machine.

If to Artisan Components:	If to Licensee:

Artisan Components, Inc.
141 Caspian Court
Sunnyvale, CA 94089
Attn: Manager, Contracts
Telephone: (408) 734-5600
Facsimile: (408) 734-1801
Attn:
With a copy to:
Telephone:
General Counsel, Artisan Components, Inc.
Facsimile:
at the same address

19. SEVERABILITY AND WAIVER

19.1 The invalidity or unenforceability of any particular provision of this Master License Agreement or License Agreement shall not affect the other provisions of this Master License Agreement or the License Agreement, respectively, and shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

19.2 The waiver by either party of any default or breach of this Master License Agreement or the License Agreement shall not constitute a waiver of any other subsequent default or breach.

19.3 Failure or delay by either party in exercising any right or power hereunder shall not operate as a waiver of such right or power.

20. RESTRICTION OF USE

20.1 To the fullest extent permitted by law, Licensee agrees to protect, indemnify, defend and hold harmless Artisan Components, and its directors, officers, employees and agents and any person who controls any of them within the meaning of the federal, state and foreign securities laws (each an “Indemnitee”) from and against any liabilities, losses, obligations, damages, penalties, expenses or costs of any kind or nature and from any suits, judgments, claims or demands (including in respect of or for attorneys’ fees and costs and other reasonable fees and other disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto) based on any federal, state, local or foreign law or other statutory regulation which arises under common law or at equitable cause or on contract or otherwise on account of or in connection with any matter or thing or any action or failure to act by Indemnitees, or any of them, arising out of or relating to this Master License Agreement or the License Agreement or any agreement or instrument executed pursuant thereto, except to the extent such liability arises from the willful misconduct or gross negligence of any of the Indemnitees (collectively, the “Indemnified Matters”). Upon receiving knowledge of any suit, claim or demand asserted by any party that Artisan Components believes is covered by this indemnity, Artisan Components shall give Licensee notice of the matter and an opportunity to defend it, at Licensee’s sole cost and expense.

20.2 The Licensed Product(s) are not specifically developed or licensed for use in the planning, construction, maintenance, operation or other use of any nuclear facility, or for the flight, navigation or communication of aircraft or ground support equipment, or for military use, medical use or in any other inherently dangerous activity. Licensee agrees that Artisan Components shall not be liable for any claims, losses, costs or liabilities arising from such use if Licensee or its distributors or customers use the Licensed Product(s) for such applications. Without limiting the generality of the foregoing, Licensee agrees to indemnify and hold Artisan Components harmless from any claims, losses, costs, and liabilities arising out of or in connection with the use of the Licensed Product(s) or Wafers in any such applications.

21. ATTORNEYS’ FEES

The prevailing party in any action to enforce the terms of this Master License Agreement or the License Agreement shall be entitled to reasonable attorneys’ fees and other costs and expenses incurred by it in connection with such action.

22. MISCELLANEOUS TERMS

22.1 The relationship of the parties hereto is that of independent contractors, and neither party is an employee, agent, partner or joint venturer of the other.

22.2 Except for payments due under the License Agreement by Licensee, neither party shall have liability for its failure to perform its obligations under this Master License Agreement or the License Agreement when due to circumstances beyond its reasonable control.

22.3 If Licensee distributes the Front-End Views and/or Back-End Views, as authorized herein, to an agency, department, or other entity of the United States Government (“Government”), the Government’s use, reproduction, release, modification, disclosure or transfer of the Licensed Product(s), or of any related documentation of any kind, including technical data, is restricted in accordance with Federal Acquisition Regulation (“FAR”) 12.212 for civilian agencies and Defense Federal Acquisition Regulation Supplement (“DFARS”) 227.7202 for military agencies. The Licensed Product(s) are commercial. The use of the Licensed Product(s) by any Government agency, department, or other entity of the Government, is further restricted in accordance with the terms of the License Agreement, or any modification hereto. Licensee will affix the following legend before delivery to the Government of each of the Front-End Views and/or Back-End Views to be delivered to the Government:

Use, duplication, reproduction, release, modification, disclosure or transfer of this commercial product and accompanying documentation, is restricted in accordance with FAR 12.212 and DFARS 227.7202, and by a license agreement. Contractor/manufacturer is: Artisan Components, Inc., 141 Caspian Court, Sunnyvale, California 94089.

22.4 BOTH PARTIES ACKNOWLEDGE THAT THIS MASTER LICENSE AGREEMENT INCLUDING THE EXHIBITS AND APPENDICES ATTACHED HERETO AND THE PRODUCT SCHEDULE CONSTITUTE THE COMPLETE AND EXCLUSIVE STATEMENT OF THE MUTUAL UNDERSTANDING OF THE PARTIES AND SUPERSEDES AND CANCELS ALL CONFLICTING TERMS AND CONDITIONS AND ALL PREVIOUS AND CONTEMPORANEOUS WRITTEN AND ORAL AGREEMENTS AND COMMUNICATIONS RELATING TO THE SUBJECT MATTER HEREOF, INCLUDING ANY TERMS AND CONDITIONS THAT MAY BE INDICATED IN ANY LICENSEE PURCHASE ORDER. NEITHER THIS MASTER LICENSE AGREEMENT NOR THE LICENSE AGREEMENT SHALL BE MODIFIED, SUPPLEMENTED, QUALIFIED, OR INTERPRETED BY ANY TRADE USAGE OR PRIOR COURSE OF DEALING NOT MADE A PART OF THIS MASTER LICENSE AGREEMENT OR THE LICENSE AGREEMENT BY ITS EXPRESS TERMS. NEITHER THIS MASTER LICENSE AGREEMENT NOR THE LICENSE AGREEMENT SHALL BE MODIFIED OR AMENDED EXCEPT IN WRITING AND EXECUTED BY DULY AUTHORIZED REPRESENTATIVES OF BOTH PARTIES.

BOTH PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS MASTER LICENSE AGREEMENT, UNDERSTAND IT AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS AS EVIDENCED BY THEIR SIGNATURES BELOW.

ARTISAN COMPONENTS, INC.		LICENSEE

By:		By:
	Signature of an Officer of the Corporation		Signature of an Officer of the Corporation

Name:		Name:
Title:		Title:
Date:		Date:

EXHIBIT A

to

Master License Agreement

ENGINEERING CHANGE ORDER (ECO) REQUEST FORM

ECO-X

Customer:	Date:

Requestor:	Phone:

E-mail Address:	FAX:

Project:

This Engineering Change Order Form (ECO) is to be used as an official notification to Artisan Components of any changes in design or specification made to a project. Once this form has been received, Artisan Components will evaluate the schedule and cost impacts of these changes and inform you of the results.

Description of Requested Change:

EXHIBIT B

To

Master License Agreement

ENGINEERING CHANGE ORDER (ECO) RESPONSE FORM

ECO-X

Customer:	Date:

Requestor:	Request Date:

E-mail Address:	Phone:

Project:	FAX:

Artisan Components has evaluated your attached ECO request, its impact on your schedule and any additional charges associated with the request. The results of this evaluation are described below.

Description of Requested Change:

Description of Activities Required to Evaluate/Implement Requested Change:

COST:

SCHEDULE:

REFUSAL/ACCEPTANCE

Please sign this form to acknowledge that you understand the impact of your requested changes. Signing the Refusal indicates that you do not authorize Artisan Components to proceed with the requested change(s). Signing the Acceptance authorizes Artisan Components to proceed with these changes. If additional costs are indicated, the Customer Program Manager is responsible for resolving any cost issues with their purchasing department. Artisan may require that the appropriate business arrangements be made before changes are implemented.

Customer Program Manager’s Refusal:	Date:

Customer Program Manager’s Acceptance:	Date:

Artisan Sales Manager:	Date:

Artisan Program Manager:	Date:

Artisan Controller (REQUIRED):	Date:

EXHIBIT C

to

Master License Agreement

PRODUCT SCHEDULE NO. 1

This PRODUCT SCHEDULE Number 1 (this “Product Schedule”) is made in connection with that certain Master License Agreement, Number             , with an Effective Date of                     , 2003 (the “Master License Agreement”), by and between ARTISAN COMPONENTS, INC., a Delaware corporation, with its principal place of business at 141 Caspian Court, Sunnyvale, California 94089 (hereinafter referred to as “Artisan Components”), and                                         , a              corporation with its principal place of business at                                          (hereinafter referred to as “Licensee”). This Product Schedule is made effective as of                     , 2003 (the “License Agreement Effective Date”).

RECITALS

The parties desire to license certain Licensed Product(s) described herein pursuant to the terms and conditions of the Master License Agreement and this Product Schedule.

AGREEMENT

1. Licensed Product(s).

(a) Licensed Product(s). The parties agree that the terms and conditions of the Master License Agreement are incorporated herein by this reference, and Appendix A-1 to this Product Schedule is added to and made a part of this Product Schedule. The Licensed Product(s) described in Appendix A-1 are Licensed Product(s) for purposes of the Master License Agreement and this Product Schedule. Appendix A-1 sets forth the Deliverables and Delivery Schedule relating to the Licensed Product(s).

(b) Payment for Licensed Product(s). The License Fees, Royalties and Maintenance Fees for the Licensed Product(s) are set forth in Appendix B-1 to this Product Schedule. Appendix B-1 is added to and made a part of this Product Schedule.

(c) Technical Support and Maintenance. Artisan Components will provide Licensee with the technical support and maintenance described in Appendix C-1 to this Product Schedule for the Licensed Product(s). Appendix C-1 is added to and made a part of this Product Schedule.

2. License Agreement Term. This License Agreement is effective as of the License Agreement Effective Date and shall remain in full force and effect for a period of five (5) years, unless earlier terminated as provided in the Master License Agreement. Unless earlier terminated as provided in the Master License Agreement, the License Agreement will automatically renew at the end of each term for consecutive one (1) year renewal periods, unless either party notifies the other at least forty-five (45) days prior to the end of the then current term that it does not desire the License Agreement to renew for another year.

3. General. Unless otherwise defined in this Product Schedule, capitalized terms used in this Product Schedule shall have the same meaning as set forth in the Master License Agreement.

Accepted and Agreed To:

ARTISAN COMPONENTS, INC.		LICENSEE

By:		By:
	Signature of an Officer of the Corporation		Signature of an Officer of the Corporation

Name:		Name:
Title:		Title:
Date:		Date:

APPENDIX A-1

to

Product Schedule No. 1

Licensed Product(s), Deliverable(s), Target Delivery Dates and Required Data

Licensed Product(s), Deliverable(s), Target Delivery Dates and Required Data

I.	Licensed Product(s) (all optimized for Licensee’s process).

A.	Deliverables (EDA Views):

B.	Documentation

II.	Target Delivery Dates

The target delivery dates shall be as specified in Table A-1 from the “Time T0”. The “Time T0” is defined as the date when all of the following items have become available and the “Time T1” is defined as the date when the Item No.0 “Process Setup” has been completed

1.	Purchase order received.

2.	Fully executed Master Licensed Agreement (MLA) received.

3.	Receipt from Licensee by Artisan of all process data required for library development (As defined in Section IV “Required Data”).

4.	Sign-off by both parties on mutually agreed upon product specifications.

5.	Irrevocable Standby Letter of Credit received by Artisan from Licensee.

Table A-1

Licensed Product/Service Description	Delivery Schedule
T0 + weeks

T1 + weeks

III. Required Data

The following data (all for Licensee’s          generic process) is required to be delivered to Artisan Components. The Reference Documentation listed below is for reference only. Artisan will deliver the Licensed Products in accordance with the Electronic Documentation identified below.

Reference Documentation:

Process Information	Document #	Current Version
Design Rule Document

Process Electrical Parameters Document

Single-Port Bitcell

I/O Transistor

Electronic Documentation:
Process Information	Document #	Current Version
DRC Deck

LVS Deck

APPENDIX B-1

to

Product Schedule No. 1

License Fees, Royalties, and Technical Support and Maintenance Fees

I.	License Fees

A.	Licensee shall pay the total amount of the License Fee, as defined in Table B-1, under the mutually agreed upon payments “terms and conditions” (As defined in Section B “Payment Terms and Conditions”).

Table B-1 Total License Fee

Licensed Product	License Fees

Total Fees	$

B.	Payment Terms and Conditions

Upon the License Agreement Effective Date, Licensee shall deliver to Artisan Components an irrevocable standby letter of credit in the amount of the Remaining License Fees (the “Letter of Credit”). Artisan Components will have no obligations under this Product Schedule No. 1 until it receives the Letter of Credit.

Table B-1 Payment Terms and Conditions

Payment “Terms & Conditions”

First License Fee Payment: Licensee shall pay to Artisan Components US$                    , an amount equal to thirty-five percent (35%) of the License Fee Payment, upon the License Agreement Effective Date net thirty (30) days.

Remaining License Fees: With respect to each deliverable set forth above in this Appendix B-1, Licensee hereby agrees to pay Artisan Components the remaining sixty-five percent (65%) (“Remaining License Fees”) of the applicable deliverable fee due net thirty (30) days after Artisan’s delivery of each New Licensed Product(s). The Remaining License Fees total US$                    , and this is the amount for which Licensee must provide Artisan Components with the Letter of Credit.

II.	Royalties

Licensee further shall pay to Artisan Components the following running royalties with respect to all Wafers manufactured by or for Licensee:

Licensed Product(s)	U.S. Dollars Per Silicon Wafer
All Licensed Products	% of Net Revenue From Wafer**

**”	Net Revenue From Wafer” means the gross consideration (whether in cash or kind) invoiced by Licensee for sales of Wafers less the following only as applicable to the Wafer sales transaction: (i) separately itemized normal and customary rebates, and cash and trade discounts actually taken, (ii) separately itemized sales, use and/or other excise taxes or duties actually paid, (iii) separately itemized insurance costs and outbound transportation charges prepaid or allowed, (iv) separately itemized import and/or export duties actually paid, and (v) separately itemized amounts allowed or credited due to returns. In the event a Wafer is sold to either an Affiliate or a third party from whom Licensee purchases the Wafer or any product derived from the Wafer (such as a packaged and tested integrated circuit), the “Net Revenue From Wafer” shall be deemed to be the greater of (x) the Net Revenue From Wafer as calculated above; and (y) the average price per wafer of comparable wafers using similar processes as set forth in the Fabless Semiconductor Association Wafer and Packaging Survey for the relevant quarter.

III.	Technical Support and Maintenance Fees

Licensee agrees to pay Artisan Components US$                     for the first year of maintenance and support for the Licensed Products. Such support and maintenance shall be provided by Artisan Components pursuant to the terms of the Technical Support and Maintenance Agreement attached hereto as Appendix C-1. The renewal rate for subsequent years shall be $                    .

IV.	Restricted Credits May Accrue For New License Fees Applicable To New/Additional Licensed Product(s)

Artisan Components will accrue restricted credits (“Restricted Credits”) for Licensee based on royalty fees paid to Artisan Components when due hereunder (in other words, the royalties due must be paid on time (see Section 7.3 of Master License Agreement, quarterly royalty payments are due every quarter no later than 30 days after the end of the calendar quarter)) as follows.                      of a Restricted Credit will accrue for each $1.00 of royalty fees paid to Artisan Components when due hereunder. One Restricted Credit will be applied by Artisan Components only towards $1.00 of new License Fees (other than the License Fees initially set forth in this Appendix B-1, and not royalty fees, for new/additional Licensed Product(s) (“New Orders”) ordered by Licensee under a subsequent Product Schedule (other than this Product Schedule), if any; provided, however, that (i) the maximum amount of Restricted Credits to accrue and be applied against New Orders may not exceed the initial License Fees set forth in this Appendix B-1,and (ii) the Restricted Credits may be applied only against New Orders set forth in a firm order from Licensee within                      of the date the Restricted Credits were accrued (date of accrual shall be the date Artisan Components receives the royalty fees that earned the Restricted Credits). Restricted Credits have no cash value or refund value, and they may not be used for any purpose except as specifically set forth above as a credit to be applied by Artisan Components towards New Orders in accordance with all of the above. Any Restricted Credits which are not applied by Artisan Components towards New Orders as set forth above, for any reason, shall be deemed void. Restricted Credits will only be accrued for royalty fees paid on time pursuant to Section 7.3 of the Master License Agreement (i.e., no later than 30 days after the end of the calendar quarter).

APPENDIX C-1

To

Product Schedule No. 1

Technical Support and Maintenance

This Support and Maintenance Appendix to License Agreement (this “Appendix”), upon due completion and execution hereof, serves to amend that certain License Agreement (the “License Agreement”) comprised of that certain Master License Agreement Number             , dated                     , 2003, and that certain Product Schedule Number 1, dated                     , 2003, by and between Artisan Components, Inc., a California corporation, with its principal place of business at 141 Caspian Court, Sunnyvale, California 94089 (hereinafter referred to as “Artisan Components”), and                                          , a              corporation with its principal place of business at                                          (hereinafter referred to as “Licensee”).

RECITALS

The parties desire to amend the License Agreement to provide for the following obligations and responsibilities of the parties relating to the provisioning of technical support and maintenance for the Licensed Product(s).

The parties agree the below terms and conditions are added to and made a part of the License Agreement:

APPENDIX

1. Definitions.

(a) “Error” shall mean a software problem or layout defect in the Licensed Product deliverables provided by Artisan Components which causes a failure of the Licensed Product(s) to substantially conform to the material specifications described in Appendix A-1 to the Product Schedule. Errors do not include (i) defects requiring silicon debugging and product engineering as described in Section 6 below, (ii) changes to Licensed Product(s) to work with new or different versions of EDA tools or operating systems, or (iii) changes to Licensed Product(s) to work with process rule changes (i.e., recharacterizations).

(b) “Workaround” shall mean a change in the way Licensee accomplishes a task using the Licensed Product, which may be of a temporary nature, to help avoid the Error.

(c) “Support Liaison(s)” shall mean not more than three (3) Licensee technical support personnel authorized to contact Artisan Components for purposes of obtaining support and maintenance under the License Agreement.

(d) “Update” means Update as defined in the License Agreement.

2. Artisan Components’ Support Services.

Artisan Components will provide the following Support Services for the Licensed Product(s):

(a) Telephone Hotline Support: Artisan Components’ technical services engineers will be available by telephone during Standard Hours (9:00 a.m. until 5:00 p.m. Pacific Local Time, Monday through Friday, excluding holidays on which Artisan Components is not open for business) to answer questions from the Support Liaison(s) about the installation and use of the Licensed Product(s), including aiding in the diagnosis and resolution of Errors in the Licensed Product(s). Artisan Components shall make reasonable commercial efforts to respond to all Technical Support telephone calls within one (1) business day from the time they are received.

(b) E-mail and Facsimile (“Fax”) support: Artisan Components’ technical services engineers will be available by e-mail and Fax during Standard Hours for the same purposes as listed under Telephone Hotline Support. Artisan Components shall make reasonable commercial efforts to acknowledge by return e-mail all Technical Support requests via Fax or e-mail within one (1) business day from the time they are received.

(c) Designated Contacts: Artisan Components will designate no more than three Artisan Components’ technical employees to act as Technical Support Contacts between Licensee and Artisan Components. This list may be modified from time to time by Artisan Components as is necessary in the conduct of its business. In addition, Artisan Components will designate a senior manager responsible for priority escalation and ensuring Licensee is satisfied with the level of support received.

3. Correction of Licensed Product Errors.

(a) Artisan Components agrees to use commercially reasonable efforts to respond to reported Errors based upon the severity of the Error as follows:

(i) Critical Error. Licensee is unable to use the Licensed Product(s) because of suspected or actual Errors in the Licensed Product(s). Artisan Components will respond to Critical Errors by assigning a technician to investigate the Error within eight (8) business hours from the time the Licensee reports the Error. Artisan Components will use commercially reasonable efforts to provide a Workaround or an Update to fix Critical Errors as soon as practical.

(ii) Moderate Error. Licensee is able to use the Licensed Product(s) but is experiencing suspected or actual Errors in the Licensed Product(s) causing interruption of Licensee’s use of the Licensed Product(s). Artisan Components will respond to Moderate Errors by making commercially reasonable efforts to assign a technician to investigate the Error within sixteen (16) business hours from the time the Licensee reports the Error. Artisan Components will use commercially reasonable efforts to provide a Workaround as soon as practical, or to provide an Update to fix the Error in a timeframe to be agreed upon by both parties.

(iii) Minor Error. Licensee is experiencing a suspected or actual Error in the Licensed Product(s) that limits some functionality of the Licensed Product(s) or the Licensee’s support personnel need assistance or information regarding the Licensed Product(s). Artisan Components will make a commercially reasonable effort to respond to requests for information within three (3) business days and, if required, provide an Update within a reasonable period of time.

(b) With respect to Critical Errors, in the event Artisan Components cannot find a correction or Workaround to the Critical Error within a reasonable period of time, the parties will discuss having Artisan Components’ engineer(s) visit Licensee’s facilities to investigate and find a solution. In such event, if the parties agree that the correction/Workaround may be more quickly achieved with Artisan Components’ engineer(s) on-site at Licensee’s facilities, Artisan Components will, at its expense, send one or more engineers to Licensee’s facilities as reasonably necessary to investigate and find a solution to the Critical Error(s). If it is later found that such Critical Error is not attributable to the Licensed Product(s) in the form as delivered by Artisan Components (e.g., it is caused by third party software or modifications made by Licensee, etc.), Licensee agrees to reimburse Artisan Components for its travel, lodging and food expenses related to sending its engineers to Licensee’s site, plus the current engineering fees as described in Section 6 below.

4. Updates.

Artisan Components agrees to provide the Licensee one copy of each new Update when such Update is commercially released by Artisan Components to its other existing customers, or, if earlier, when such Updates are prepared hereunder for Licensee and in Artisan Components’ discretion are ready for release to Licensee. Artisan Components shall be obligated hereunder to support only the then-current Licensed Product(s) and, for a period of six (6) months following the date of release of the then-current Licensed Product(s), the immediately preceding Update of the Licensed Product(s). Any and all Updates provided to Licensee hereunder (including but not limited to Error corrections) are part of the Licensed Product(s) and subject to all the terms and conditions of the License Agreement.

5. Maintenance and Support Responsibilities of Licensee.

In addition to the payment obligations set forth herein, Licensee shall be responsible for the following:

(a) Licensee will maintain a list of no more than three (3) individuals who will act as Support Liaison(s) between Licensee and Artisan Components. Support Liaison(s) shall be knowledgeable in the installation and use of the Licensed Product(s). This list of Support Liaison(s) may be modified by Licensee as is necessitated by employee turnover and reassignments.

(b) Support Liaison(s) will promptly report all Errors in the Licensed Product(s) as they are discovered and will make good faith efforts to analyze problems and recommend Workarounds.

(c) Licensee will implement the Workarounds and/or Updates promptly.

(d) Licensee will provide sufficient information and assistance to Artisan Components in order for Artisan Components to exercise its support obligations in this Appendix, including but not limited to providing sufficient information to enable Artisan Components to replicate the Error.

(e) In the event Licensee desires Artisan Components to utilize third party software in Licensee’s possession to replicate an Error and provide support and/or maintenance hereunder, except as the parties may otherwise agree, Licensee is responsible for obtaining and maintaining during the term of this Agreement, and Licensee represents that it has obtained, all necessary rights and licenses, at Licensee’s expense, from the licensors of the third party software to authorize and enable Artisan Components to perform its obligations under this Agreement relating to the third party software used with the Licensed Product(s).

6. Limits of Scope of Support and Maintenance.

This Appendix sets forth the parties’ rights and responsibilities with respect to Artisan Components’ support and maintenance of the Licensed Product(s) and Updates thereto only during the period for which Licensee pays for support as set forth herein. Except as may otherwise be specified in the License Agreement or other agreement entered into between the parties, Artisan Components has no obligation to provide Licensee any support or maintenance services or Updates except as set forth under this Appendix.

Notwithstanding anything to the contrary herein, the design and verification techniques for the Licensed Product(s) used by Artisan Components depend on the accuracy of models, flows and design tools, some of which are provided by Licensee. Due to practical limits on the accuracy of these models, flows and design tools, the fabricated silicon behavior may not always agree with that predicted. In these cases, upon Licensee’s request and upon a mutually agreed upon schedule, Artisan Components will assist the Licensee in silicon debugging and product engineering at Artisan Components’ then current standard hourly rate plus applicable expenses. Silicon debugging and product engineering do not fall under the support provisions set forth in this Appendix.

Furthermore, Artisan Components has no obligation to provide any support or maintenance for any modifications made to the Licensed Product(s) by or for Licensee (other than by Artisan Components). If Licensee reports an error or requests information relating to use of the Licensed Product, such reported error or information request must relate to use of the Licensed Product(s) in the form as provided by Artisan Components. If Artisan Components spends any time or resources on any error reports or information requests that are found attributable to Licensee’s modifications (or how to make modifications to) the Licensed Product, Artisan Components may charge Licensee Artisan Components’ then current hourly engineering fees and out of pocket expenses for all time and resources expended by Artisan Components on such matter(s). Licensee will pay any such invoices Net 30 days from the date of the invoice.

Artisan Components shall have no responsibility for analyzing or correcting errors in any third party software (other than to cooperate in providing information about the Licensed Product(s) to the Licensee) or testing any third party software. Artisan Components shall not be responsible under this Appendix to modify Licensed Product(s) to operate with any new or different versions of third party software or any new third party software products.

7. Term.

(a) Unless terminated as set forth hereunder, the maintenance and support to be provided hereunder shall be available on a yearly basis, with the initial yearly maintenance period beginning sixty (60) days after delivery of the Licensed Product(s)(“Maintenance Commencement Date”) and ending one (1) year later. Thereafter, unless either party notifies the other party otherwise, the term of this Appendix shall automatically renew on the anniversary date of the Maintenance Commencement Date for consecutive one (1) year terms, unless either party notifies the other party at least sixty (60) days prior to the end of the current Appendix term that it does not desire this Appendix to renew.

(b) This Appendix, which is made a part of the License Agreement, may be terminated as set forth in Section 10 of the Master License Agreement (and this Appendix will terminate as part of any termination of the License Agreement). Failure to make an Annual Maintenance Fee (described below) payment as required hereunder shall be a material breach of the License Agreement; provided, however, that Artisan Components may elect in its sole discretion to terminate this Appendix separate from the License Agreement in lieu of terminating the entire License Agreement for failure to pay when due.

8. Support and Maintenance Payment.

(a) For each yearly period under the term of this Appendix, Licensee must pay an annual support and maintenance fee (“Annual Maintenance Fee”). The Annual Maintenance Fee is due in full for the initial one (1) year term of this Appendix on or before the Maintenance Commencement Date. Thereafter, the Annual Maintenance Fee shall be due and payable in full on or before the beginning date of the consecutive one (1) year renewal term for which payment is due.

(b) The Annual Maintenance Fee for the initial year will be                      US dollars (US$            ). The renewal rate for subsequent years is US$            .

9. General.

Except as set forth herein, all terms and conditions of the License Agreement shall remain in full force and effect. Unless otherwise defined in this Appendix, capitalized terms used in this Appendix shall have the same meaning as set forth in the License Agreement.

Accepted and Agreed To:

ARTISAN COMPONENTS, INC.		LICENSEE

By:		By:
	Signature of an Officer of the Corporation		Signature of an Officer of the Corporation

Name:		Name:
Title:		Title:
Date:		Date:

APPENDIX D-1

To

Product Schedule

COMPETITOR LIST